UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On September 30, 2010, Michael G. Grey voluntarily resigned from the Board of Directors of Achillion Pharmaceuticals, Inc. (the “Company”).

(d) On September 30, 2010, the Board of Directors of the Company elected Nicole Vitullo as a director to fill the vacancy created upon Mr. Grey’s resignation. Ms. Vitullo was appointed to the Nominating and Corporate Governance Committee, was designated as a Class II member of the Board of Directors and was elected to serve until the Company’s 2011 Annual Meeting of Stockholders or until her successor is duly elected and qualified. Ms. Vitullo is a managing member of One Palmer Square Associates VIII, LLC (“Domain”). As previously disclosed, in connection with Domain’s agreement to invest in the Company, the Company agreed that Ms. Vitullo would be appointed to the Board of Directors upon a vacancy. On August 18, 2010 Domain purchased an aggregate of 8,032,129 shares of common stock of the Company and warrants to purchase 2,811,245 shares of common stock of the Company. Upon exercise of the warrants, Domain will beneficially own approximately 17.7% of the Company’s total issued and outstanding shares.

Upon her election, and in accordance with the Company’s standard director compensation policy, the Board of Directors granted Ms. Vitullo an option to purchase 25,000 shares of the Company’s common stock, pursuant to the Company’s 2006 Stock Incentive Plan. The stock options granted to Ms. Vitullo are immediately vested and exercisable and have an exercise price equal to the closing price of the Company’s common stock reported on the NASDAQ Global Market on September 30, 2010. In addition, Ms. Vitullo will receive fees for attending board and committee meetings, each in accordance with the Company’s director compensation policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2010

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary Kay Fenton
Mary Kay Fenton
Chief Financial Officer